Mail Stop 6010
Via Facsimile and U.S. Mail


November 10, 2005

Mr. Jorg Spiekerkotter
Chief Financial Officer
Schering Aktiengesellschaft
Muellerstrasse 178
13353 Berlin
Federal Republic of Germany

      Re:	Schering Aktiengesellschaft
		Form 20-F for Fiscal Year Ended December 31, 2004
	            File No. 001-16143

Dear Mr. Spiekerkotter:

      We have completed our review of your Form 20-F and have no further comments at this time.

								Sincerely,



      Kevin Woody
								Branch Chief
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Jorg Spiekerkotter
Schering Aktiengesellschaft
September 15, 2005
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